Exhibit 99.1

CEVA Inc. Q4 and Annual 2017 Conference Call Script

Thank you. Good morning everyone and welcome to CEVA’s fourth quarter and annual 2017 earnings conference call. Before we begin, I would like to inform you that the prepared remarks for this conference call will be filed as an exhibit to the Current Report on Form 8-K at the conclusion of this call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the fourth quarter and year and provide general qualitative data. Yaniv will then cover the financial results for the fourth quarter and year and also provide guidance and qualitative data for 2018.

I will start with the forward-looking statements.

Forward Looking Statement

Today’s conference call contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial guidance for the first quarter and full year 2018; market data from Gartner, ABI Research, Strategy Analytics and GSA; optimism about our prospects associated with AI-based devices, the smart and connected devices, the RAN sector, NeuPro, LTE and non-handset baseband segments; the strength of our licensing as a precursor for a lucrative future royalty stream; projected customer ramp-up schedules, anticipated slow down in the smartphone market during the first half of 2018; and optimism about the successive growth in the non-handset space. The risks, uncertainties and assumptions include: the ability of the CEVA signal processing IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets, specifically non-baseband markets, and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the LTE and 5G networks, AI, LTE-IoT and IoT space generally; our ability to execute more broad portfolio license agreements; customers’ ramp-up schedules and the impact on royalty revenues; the effect of intense industry competition and consolidation; global chip market trends; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. With that said, I would now like to turn the call over to Gideon.

Gideon

Good morning everyone and thank you for joining us today. CEVA delivered another year of record results with outstanding execution in licensing and solid progress in royalties. We ended 2017 with a stronger-than-ever foothold in the vibrant smart and connected universe, which progress I will elaborate shortly.

Total revenue for the fourth quarter of 2017 came in above the upper range of our guidance at $21.6 million. The licensing environment continues to be healthy, with revenue of $9 million and 13 new agreements signed. All of the agreements were for non-handset baseband products, and five were with first time customers. Target markets for the new agreements include cellular IoT, which was particularly strong during the quarter with three new agreements; autonomous driving, 5G cellular backhaul, vision for mobile and consumer electronics, smart speakers, voice enabled headsets and a variety of Bluetooth connected products.

With respect to autonomous driving, I would like to highlight that we concluded a strategic development agreement with a top tier car OEM for a next generation AI processor of our NeuPro product line. This revolutionary AI technology is targeted for levels 4 and 5 autonomous driving systems, the most advanced, yet complex AI application in cars and in the embedded world in general. It is our first engagement directly with a car manufacturer, which grants us an intimate access to future AI-based applications in autonomous cars. The NeuPro technology, which we unveiled at CES, is a new family of optimized AI processors, enabling processing of varieties of AI applications on the device rather than in the cloud. This approach allows for a faster response time and ensures better security and privacy. NeuPro is the world leader in performance and software for device-based AI applications among which are face recognition, object classification, automatic speech recognition, workflow management, malware detection and sensor fusion. AI is being rapidly adopted across multiple industries due the substantial benefits it presents. Initial products adopting AI include surveillance cameras, drones, AR & VR headsets, ADAS and smartphones. In relation to smartphones, according to Gartner, 80% of all smartphones will incorporate AI processors by 2020. We are very optimistic about the prospects of device based AI going forward and growth opportunity it poses to CEVA.

Royalties for the fourth quarter came in at $12.6 million, up 26% on a sequential basis and down 2% on a year over year basis. It reflects a combination of continued growth of non-handset baseband shipments - that for the first time exceeded 20% of our total royalty revenue mix - and seasonal strength in handsets. It also included a $0.9 million royalty catch up following a customer audit.

For the full year 2017, total revenue came in at $87.5 million, a record high, up 20% year over year. Licensing came in at $42.9 million, up 35% vs. 2016 on the back of strong demand throughout the year for our products, in particular vision, deep neural networks, 5G base stations, Bluetooth 5 and cellular IoT. I am extremely pleased with the achievements in licensing, as it is the key metric for the sustainability of an IP company and the precursor for a lucrative royalty stream.

Four years ago, we embarked on an ambitious diversification strategy, which was aimed to expand our business beyond the handset baseband processing market. Through successive technology investments and innovations, we launched new product lines for LTE & 5G cellular base stations, cellular IoT, computer vision, connectivity, voice and our recent AI processor line for edge devices. These strategic moves and timely execution have resulted in licensing momentum which has grown at almost 20% CAGR since 2014. In the past 4 years, we added more than 60 first-time customers and signed more than 150 deals outside of the handset baseband space. 96% of the deals signed in 2017 were for these new product lines targeting broad markets and applications. Consequently, we are also experiencing a substantial uptick in non-handset baseband royalty revenue, which more than doubled in 2017.

Let me take the next few minutes to discuss the key success factors for our licensing achievements in 2017:

•	5G base station. We signed during the year, agreements for our latest XC12 DSP platform with three top tier OEM’s who are going to base their 5G Radio Access Network, or RAN solutions, on this technology. The RAN sector poses an explosive growth opportunity for CEVA, where we have uniquely taken advantage of our signal processing technologies and competencies to develop long- term collaborations and sustainable royalty streams. Our CEVA–XC12 DSP platform presents an indisputable performance advantage over the incumbent platforms. It efficiently supports all the primary 5G defined use cases such as Gigabit transmission speed, massive IoT and ultra-reliability and low latencies for mission critical applications. The performance envelope of the XC12 applies to all the different RAN architectures of cellular operators such as heterogeneous Macro cells and Small cells, Cloud RAN, Backhaul, Fixed wireless and 802.11AX Wi-Fi.

•	Computer vision and neural networks. Throughout the year, we experienced strong interest for our vision and neural net hardware and software solutions. We are benefiting from the “first mover” advantage, with mature technologies and a holistic approach for neural networks. Overall, we signed 11 licensing agreements for our vision portfolio and the unit shipments are growing to a level of millions per quarter vs a few tens of thousands last year. The vision market is highly diversified and sizable. According to ABI Research, devices with on-board vision and neural networks processing will reach four billion devices by 2022.

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NB-IoT, The fourth quarter was very successful for our DragonFly portfolio, with three new license agreements. This adds to our earlier license agreement with ZTE who already offers its certified RoseFinch 7100 chip within the China Mobile network. Cellular operators are looking for extremely low cost and low power NB-IoT solutions that open up mass markets services in verticals such as: meters, share bikes, smart homes, smart cities and healthcare. The GSA forecasts 3.8 billion Cellular IoT devices by 2026. Our DragonFly platform is a self-contained hardware and software NB-IoT solution that lowers the entry barrier to many companies in the IoT space who look to embed cellular technology in their chips.

•	BT 5 Dual Mode – We continued to expand and strengthen our position in the Bluetooth market, in particular in regards to the dual mode standard, which integrates Bluetooth low energy for data and classic BT for audio. The use of Bluetooth Dual Mode emerges in many new classes of wireless headset and earbuds such as Apple’s Airpod or Google’s Pixel buds and hearing aids. Overall, we signed more than a dozen BT agreements during the year, and our customers shipped more than 200 million royalty-bearing units, up 45% from 2016.

Moving on to royalties, royalty revenue for the full year was $44.6 million, a record high, and a 9% increase over 2016. Overall maturity in the handset market was more than offset by solid unit and royalty revenue growth of non-handset baseband shipments. Non-handset baseband royalty revenues accounted for 18% of our total royalties, doubling from 9% in 2016.

As we look into the royalty dynamics for 2018, we generally expect a modest growth year where continued expansion in the non-handset baseband segments is anticipated to offset the weakness in the handset market. Towards the latter part of the year, we expect a large base station customer to enter into production with new LTE and 5G RAN products. At this stage, we elect to be prudent in sizing the ramp up this year due to a combination of the timing of this initial ramp up and the overall RAN market which is expected to return to growth in 2019 in conjunction with 5G. In handset baseband, according to Strategy Analytics, the smartphone market showed a 9% year over year decline in the fourth quarter, the biggest in the smartphone history. We believe that this decline will extend in particular during the first half of 2018 due to demand softness in high and mid-range phones and the slower-than-expected adoption of LTE phones in emerging markets due to high pricing.

In summary, we delivered another great year with record financial and technological achievements. Through last year and prior year’s achievements, we have positioned ourselves at the forefront of the smart and connected universe and are benefitting from a larger customer base with growing shipments. We continue to be committed, innovative and fast moving as we pursue multiple growth opportunities that appeal to us, in particular in the AI space.

Finally, I would like to take this opportunity to thank all of our employees for their hard and determined work and to our suppliers and investors for their support. We wish you all a happy and prosperous year.

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the fourth quarter of 2017.

•	Revenue for the fourth quarter was $21.6 million, as compared to just over $21.2 million for same quarter last year. The revenue breakdown is as follows:

•	Licensing and related revenue was approximately $9 million, reflecting 42% of total revenues, 9% higher as compared to the fourth quarter of 2016.

•	Royalty revenue was $12.6 million, reflecting 58% of total revenues, just below $12.9 million for same quarter last year.

•	Quarterly gross margin was 91% on a GAAP basis and 92% on a non-GAAP basis. Non-GAAP quarterly gross margin excluded approximately $0.1m of equity-based compensation expenses. In general, cost of revenue was higher than prior quarters of 2017 due to expenses associated with the NB-IoT product line.

•	Total operating expenses for the fourth quarter was at the high-range of our guidance at $16.5 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.2 million, and $0.3 million for the amortization of acquired intangibles of RivieraWaves. Total operating expenses for the fourth quarter, excluding equity-based compensation expenses and amortization of intangibles, were $14 million, also at the high-range of our non-GAAP guidance.

•	U.S. GAAP net income and diluted EPS for the quarter decreased by 39% and 42% to $3.2 million and 14 cents, respectively, over the fourth quarter of 2016.

•	Non-GAAP net income and diluted EPS for the fourth quarter of 2017 decreased 18% and 22% year over year to $5.7 million and 25 cents, respectively. Those figures exclude equity-based compensation expenses, net of taxes, of $2.2 million, and the impact of the amortization of acquired intangibles of RivieraWaves of $0.3 million.

Other related data

•	Shipped units by CEVA licensees during the fourth quarter of 2017 were 285 million, up 14% sequentially and down 17% from fourth quarter 2016 reported shipments. Of the 285 million units shipped, 205 million units, or 72%, were for handset baseband chips, reflecting a sequential increase of 8% from 189 million units of handset baseband chips shipped during the third quarter of 2017 and a 24% decrease from 271 million units shipped year over year.

•	In non-baseband, volume shipments continued to increase 31% sequentially, and 12% on a year-over-year basis. The increase is due to higher quarterly Bluetooth, vision and base station shipments. From a revenue perspective, fourth quarter non-baseband royalty revenue continued to increase 37% sequentially (with volume increase), and on a year-over-year basis increased 147%.

As for the year

•	Our total shipments grew 7% year over year to reach almost 1.2 billion units, which equates to approximately 37 CEVA-powered devices sold every second in 2017. These unit shipments represented an annual royalty revenue increase of 9% year-over-year, reaching a new all-time high of $44.6 million.

•	Annual shipments of LTE phones increased 38% year-over-year or by 85 million to reach 311 million.

•	Non-handset baseband royalty revenue doubled in 2017 and reached a record level of $8 million.

As for the balance sheet items

As of December 31, 2017, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits grew to $183 million. Our DSO for the fourth quarter of 2017 was higher than normal at 70 days, compared to the prior quarter’s 49 days, but collection was strong in the first few weeks of 2018.

During the fourth quarter, we generated $6.8 million of net cash from operations; depreciation was $0.6 million and purchase of fixed assets was $0.8 million. At the end of the year, our headcount was 313 people, of which 252 were engineers.

Overall, we continued to accomplish remarkable financial achievements in 2017, building on our impressive product and market diversification efforts in the last few years. We reached new financial milestones, leveraging revenue growth, new customers and markets, as well as internal R&D investments.

In addition to the 20% growth in total revenues, we generated non-GAAP operating income increase of 18%, non GAAP EPS increase of 26% and 69% increase in annual free cash flow from operations of $24.5 million.

Before moving to guidance, let me explain the implications of the new ASC606 accounting rules on our revenue recognition practices. From the first quarter of 2018, our quarterly royalty revenue will be based on customer royalty reports for shipped units in the reporting quarter rather than shipped units for the prior quarter. In light of this change and as we do not have access to our customers’ quarterly forecasts, we will refrain from giving quarterly revenue guidance going forward. We will however provide yearly guidance on revenue with breakdowns on licensing and royalty revenue, as well as our views of revenue trends between the first half and the second half of the year. We will update, as appropriate, our annual guidance as we progress through the year, and will continue to provide detailed OPEX quarterly guidance and certain other key metrics.

Now for the guidance

Last year was an outstanding year in licensing at $43 million, 35% year over year growth. While licensing revenue tends to be lumpy, we believe that the healthy demand environment we experienced last year will also continue this year and as such, forecast licensing revenue at a similar level to last year.

On royalties, we forecast 10% year over year growth from last year. As Gideon explained, we are taking a ‘wait and see’ approach in regards to the timing and magnitude of the production ramp ups from new non-handset baseband customers, in particular our second base station customer, and have a cautious stance on the handset market due to recent market data.

We forecast that 60% - 70% of our annual royalty revenue included in our guidance will be reported in the second half of the year on the back of base station ramp ups and other new production ramps for the holiday season.

All in all, we forecast total revenue to be approximately $92 million for the full year.

On OPEX, with our newly announced products and continued momentum with our existing licensing business, we will continue to innovate and reinforce our leadership, but with disciplined investments in R&D. Our OPEX increase is mainly associated with AI investments in headcount, employee-related costs and EDA tools. Overall OPEX increase will be in the region of $5 million. It should be noted that approximately $2 million of that is attributable to FX effects, as compared to 2017, with the US dollar continuing to show weakness as compared to other currencies such as the NIS and Euro. Equity-based compensation is also forecast to be higher due to on-going employee retention efforts.

Annual gross margins are forecast to be in the region of 92%.

Interest income is forecasted to be slightly higher than 2017, at $0.8 million per quarter.

Tax rate is expected to be quite similar to 2017. After taking into account the new Trump tax related legislation, the tax rate is expected to be approximately 19% on a GAAP and 13% on a non-GAAP basis.

Share count for 2018 is expected to be in the range of 23 – 23.6 million shares.

Specifically for the first quarter of 2018

•	Gross margin is expected to be approximately 90% on a GAAP and non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses. Both GAAP and non-GAAP gross margins are expected to be a bit lower than the norm, due to COGS expenses associated with our new partnership in the NB-IoT space.

•	Overall OPEX is expected to be in the range of $17.6 million to $18.6 million. Of our anticipated total operating expenses for the first quarter, $2.7 million is expected to be attributable to equity-based compensation expenses and $0.2 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be higher than the levels in 2017 as we just reported and as I just explained, in the range of $14.7m – $15.7.

•	Net interest income is expected to be approximately $0.8 million.

•	Tax rate for the first quarter, slightly lower than fourth quarter actuals – is on a GAAP basis 19% and on a non-GAAP basis 13%.

•	Share count for the first quarter of 2018 is expected to be approximately 23 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit on Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events we will be attending, these include:

•	Mobile World Congress in Barcelona, February 26 - March 1, and

•	The 30th Annual ROTH Conference in Dana Point, California, March 12 - March 13.

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye